AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of January 13, 2010, is made by and among ASIA SPECIAL SITUATION ACQUISITION CORP., a Cayman Islands exempted company (“ASSAC”), and VICTORY PARK CAPITAL ADVISORS, LLC, on behalf of one or more entities for which it acts as investment manager and other purchasers acceptable to Victory Park Capital Advisors, LLC and ASSAC (collectively, “Victory Park”).

WHEREAS, ASSAC was organized for the purpose of acquiring control of one or more unidentified operating businesses, through a capital stock exchange, asset acquisition, stock purchase, or other similar transaction, including obtaining a majority interest through contractual arrangements (“Business Combination”);

WHEREAS, ASSAC consummated an initial public offering in January 2008 (“IPO”) in connection with which it raised gross proceeds of approximately $115 million, a significant portion of which was placed in a trust account (the “Trust Account”) maintained by Continental Stock Transfer and Trust Company (“Continental”) pending the consummation of a Business Combination, or the dissolution and liquidation of Buyer in the event it is unable to consummate a Business Combination on or prior to January 23, 2010;

WHEREAS, Asia Special Situation has entered into acquisition agreements to acquire (i) the assets and liabilities or equity interests of various pooled investment vehicles managed by Stillwater Capital Partners, Inc.; (ii) an 81.5% controlling interest in Amalphis Group, Inc.; (iii) the assets and investments held by Wimbledon Financing Master Fund Ltd. and Wimbledon Real Estate Financing Fund Ltd.; and (iv) all of the equity of Northstar Group Holdings, Ltd. and its wholly-owned subsidiaries, Northstar Reinsurance, Ltd. and Northstar Reinsurance Ireland Ltd. ((i)-(iv), collectively, the “Acquisitions”); and

WHEREAS, the approval of the Acquisitions are contingent upon, among other things, the affirmative vote of holders of a majority of the outstanding ordinary shares of ASSAC which are present and entitled to vote at the meeting called to approve the Acquisition;

WHEREAS, pursuant to certain provisions in Buyer’s memorandum and articles of association, a holder of Buyer’s ordinary shares issued in the IPO may, if it votes against the Acquisitions, demand that Buyer convert such ordinary shares into cash (“Conversion Rights”);

WHEREAS, the Acquisitions cannot be consummated if holders of 35% or more of the ASSAC ordinary shares issued in the IPO exercise their Conversion Rights.

NOW, THEREFORE, the undersigned parties agree as follows:

1.
Agreement to Make Purchases of ASSAC Ordinary Shares.  Victory Park agrees to use its reasonable best efforts to make privately negotiated purchases of up to approximately 7,475,000 ASSAC ordinary shares at purchase prices not to exceed $10.00 per share (at the discretion of ASSAC) on or prior to January 19, 2010, provided that ASSAC agrees to enter into the form of forward contract (“Forward Contract”) attached hereto as Annex A with the purchaser of such ordinary shares in connection therewith. Purchases by Victory Park shall not begin until ASSAC has publicly announced that it has entered into that certain Term Sheet dated January 11, 2010 and this Agreement.

2.
Fees.  In addition, in exchange for its services in aggregating blocks of shares for purchase by Victory Park from ASSAC stockholders that have indicated an intention to convert their ASSAC ordinary shares and or vote against the Acquisitions, ASSAC shall pay to Victory Park on the earlier of (i) the Closing Date (as defined in the Forward Contract) or (ii) February 8, 2010, a fee equal to 1.0% of the cost to Victory Park of all ASSAC ordinary shares purchased by Victory Park from third parties whether or not the Acquisitions are consummated.

3.
Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, legal fees and expenses and all other out-of-pocket costs and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby, shall be the obligation of the respective party incurring such fees and expenses; provided that ASSAC shall pay up to $50,000 of the documented costs and expenses incurred by Victory Park in connection with the transactions contemplated by this Agreement, it being understood that ASSAC has, prior to the date hereof, deposited $25,000 with Victory Park in furtherance of the foregoing.

4.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.
Governing Law; Jurisdiction.  This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York.  Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum and irrevocably waive trial by jury.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ASIA SPECIAL SITUATION ACQUISITION CORP.

By:

Name:

Title:

VICTORY PARK CAPITAL ADVISORS, LLC

By:

Name:

Title: